EXHIBIT 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of October 26, 2022 (the “Effective Date”), is by and among Upexi, Inc., a Nevada corporation (the “Seller”), Bloomios, Inc., a Nevada corporation (“Bloomios”) and Infused Confections LLC, a Wyoming limited liability company (the “Buyer”), which company is the wholly-owned subsidiary of Bloomios (the “Agreement”). Each of Seller, Bloomios and Buyer may be hereinafter referred to as a “Party” and, collectively, as the “Parties.”

Capitalized terms used hereinafter but not then defined have the respective meanings ascribed to them in Schedule 1.1 hereto.

RECITALS:

WHEREAS, Seller is in the business of developing, producing, marketing, and selling raw materials, white label products and end consumer products containing the hemp plant extract, Cannabidiol (“CBD”) in numerous consumer markets including the nutraceutical, beauty care, pet care and functional food sectors;

WHEREAS, Seller owns all of the issued and outstanding limited liability company membership interests (the “Company Interests”) of Infusionz LLC, a Colorado limited liability company (the “Company”);

WHEREAS, the Company is in the business of developing, manufacturing, and marketing CBD products including, but not limited to, edibles, tinctures, topicals, capsules and pet products, similar to the products Seller otherwise develops, manufactures, markets and sells (the “Business”);

WHEREAS, Seller owns certain equipment used in connection with operation of the Business, as listed on Schedule 1.2 hereto (the “Assets”), white label and private label manufacturing services to Seller’s customers and contracted services for certain brands of the Seller that are currently manufactured by the Seller (the “Strategic Assets”) which Seller has agreed to transfer to the Company prior to the closing of the transactions contemplated by this Agreement (such transactions collectively being referred to hereinafter as the “Contemplated Transactions”); and

WHEREAS, Seller, as the sole owner of the Company Interests, wishes to sell, assign and transfer to Buyer, and Buyer wishes to purchase from Seller, the Company Interests upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

SECTION 1

DEFINITIONS AND USAGE

1.1 Definitions. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement have the meanings set forth in Schedule 1.1 hereto.

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1.2 Interpretation and Usage. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes the other gender and the neuter, as applicable; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or any Exhibit or Schedule attached hereto; (g) “including” (and with correlative meaning “include” and “includes”) means including, without limiting the generality of any description preceding such term, and will be deemed to be followed by the words “without limitation;” (h) Section headings are provided for convenience of reference only and will not affect the construction or interpretation of any provision hereof; (i) any references to “Section,” “Schedule” or “Exhibit” followed by a number or letter or combination of the two refers to the corresponding Section, Schedule or Exhibit of or to this Agreement; (j) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;” and (k) references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

1.3 Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party will not apply to any construction or interpretation hereof.

1.4 Incorporation by Reference. The Parties agree that the Recitals set forth above are true and correct and are hereby incorporated herein by this reference.

SECTION 2

PURCHASE AND SALE OF COMPANY INTERESTS

2.1 Purchase and Sale of Company Interests. At the Closing and upon the terms and conditions set forth herein, Seller will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase and accept from Seller, all of the Company Interests, free and clear of any Liens whatsoever.

2.2 Consideration. The purchase price to be paid to Seller in exchange for the Company Interests will be equal in the aggregate to Twenty-Three Million Five Hundred Thousand Dollars ($23,500,000), subject to adjustment as set forth in Section 2.2(d) below, to be paid at the Closing as set forth below (the “Purchase Price”):

(a) Cash Consideration. At Closing, Bloomios will pay Seller an aggregate amount of Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Closing Cash Payment”) by wire transfer of immediately available funds to an account designated by Seller.

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(b) Senior Secured Convertible Debenture. At Closing, Bloomios will issue to Seller (i) a 15.0% Original Issue Discount Senior Secured Convertible Debenture, having a subscription amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (which, for purposes of clarity, as a result of the original issue discount, will have an original principal amount of Five Million Two Hundred Ninety-Four Thousand One Hundred Seventeen and 60/100 Dollars ($5,294,117.60)), as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, collectively, the “Senior Secured Debentures”), which Senior Secured Debentures shall be secured pursuant to that certain Security Agreement, dated as of October 25, 2022 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Senior Security Agreement”) by and among Bloomios and the Buyer as debtors, the other subsidiaries of Bloomios party thereto as debtors, the Secured Parties (as defined in the Senior Security Agreement, the “Senior Secured Parties”), and Walleye Opportunities Master Fund Ltd, as agent on behalf of the Secured Parties (the “Senior Agent”), and (ii) certain warrants to purchase Bloomios’ Common Stock, dated as October 25, 2022 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, collectively, the “Financing Warrants”) being offered by Bloomios in a concurrent financing transaction (the “Private Financing Transaction”), pursuant to that certain Securities Purchase Agreement, dated as of October 25, 2022, by and among Bloomios and the purchasers party thereto (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Financing SPA”).

(b) Convertible Secured Subordinated Promissory Note. At Closing, Bloomios will issue to Seller a non-negotiable convertible secured subordinated promissory note, substantially in the form set forth in Exhibit A hereto, in the principal amount of Five Million Dollars ($5,000,000), which will mature and be payable in full 24 months (the “Term”) after Closing Date (the “Note”). The Note will provide for an interest rate of eight and one-half percent (8.5%) and the interest will be payable in cash in monthly installments on or before the first day of each month during the Term. The Note will provide that, upon any default by Bloomios thereunder that remains uncured for a period of more than five (5) business days, the interest rate will immediately and automatically increase to the greater of (i) eighteen percent (18%), or (ii) the highest permitted legal rate of interest in effect at the time such default occurs (subject to the cure period), for the remainder of the Term. Payment of amounts outstanding under the Note will be secured, pursuant to a security agreement by and between the Company as pledgor and Seller as pledgee, substantially in the form set forth in Exhibit B hereto, by all assets of the Company (the “Security Agreement”). Each of the Parties acknowledges that Seller has entered into that certain Intercreditor and Subordination Agreement dated as of October 25, 2022 by and among the Seller as subordinated creditor and the Senior Agent (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Subordination Agreement”) providing for, among other things, (i) the subordination of the obligations and rights of Bloomios and Seller respectively under this Note and (ii) the subordination of Infusionz’ obligations and the Seller’s rights under the Security Agreement, including without limitation the subordination of any security interest granted to Seller under the Security Agreement, to the Senior Liabilities (as defined in the Subordination Agreement), and (iii) the subordination of and restriction on certain rights and obligations of the Seller and the Company, respectively, with respect to any Preferred Stock that Seller is issued as Equity Consideration hereunder, each with respect to the Senior Liabilities (as defined in the Subordination Agreement). Each of the Parties hereby agree and acknowledge that in the event of any conflict between the terms and provisions the Subordination Agreement and this Agreement, the terms and provisions of the Subordination Agreement shall govern and control.

(c) Equity (Preferred Stock) Consideration. At Closing, Bloomios will issue to Seller Eighty-Five Thousand (85,000) shares of its Series D Convertible Preferred Stock, par value $0.00001 per share (the “Preferred Stock”), having an aggregate value equal to Eight Million Five Hundred Thousand Dollars ($8,500,000) (the “Equity Consideration”). The Preferred Stock will have the rights, privileges and preferences as provided in the Certificate of Designation in the form provided in Schedule 2.2(c) to be filed with the Secretary of State of the State of Nevada (the “Certificate of Designation”), including the right to be converted into shares of the common stock, par value $0.00001 per share (the “Common Stock”), of Bloomios as provided in the Certificate of Designation; provided, notwithstanding anything to the contrary set forth herein, the rights and obligations of the Seller and Bloomios under any Preferred Stock that Seller is issued as Equity Consideration hereunder shall be subject to the terms and conditions of the Subordination Agreement.

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(d) Working Capital Adjustment. To the extent that the working capital of the Company on the Closing Date is respectively greater than or less than One Million Two Hundred Seventy-Five Thousand Dollars ($1,275,000) (the “Target Working Capital”), the Purchase Price will be increased or decreased, post-Closing, dollar-for-dollar (the “Working Capital Adjustment”). The amount of any increase shall be applied by the Parties as a Seller credit to be used for the purchase by the Seller, from the Buyer, of inventory of the Buyer post-Closing, which purchases shall be on the same terms that the Buyer applies to third-party customers in arms-length transactions acquiring the same or substantially similar inventory. In the event that the inventory acquired by Seller as contemplated herein is not sufficient to fund any adjustment made hereunder, the balance remaining due shall be used to increase the principal outstanding under the Note. The amount of any decrease shall be applied by the Parties as a reduction in the principal amount of the Note.

(e) Resolution of Dispute Regarding Post – Closing Working Capital Adjustment. On or before the date which is 60 days after Closing, Seller shall prepare and deliver to Buyer a written statement setting forth in reasonable detail its determination of the revenue of the Company for the year ended June 30, 2022 and the working capital of the Company on the Closing Date and its calculation of the applicable adjustment to the Purchase Price, if any (collectively, the “Statement”). Buyer shall have 30 days after receipt of the Statement to review the calculation of the Company’s revenue and working capital (“Review Period”), during which period Seller agrees to promptly deliver to Buyer and its accountants and representatives Seller’s books and records and work papers relating to its determination of the Company’s revenue and working capital as reasonably requested by Buyer or its representatives. Prior to the expiration of the Review Period, Buyer may object to the calculations set forth in the Statement by delivering a written notice of objection to Seller (“Objection Notice”). Any such Objection Notice shall specify in detail the items in the applicable calculations disputed by Buyer and shall describe in reasonable detail the basis for such objection, as well as the amounts in dispute. If Buyer fails to timely deliver an Objection Notice to Seller prior to the expiration of the Review Period, then the calculation of the revenue and/or working capital of the Company in dispute as set forth in the Statement shall be final and binding on the Parties. If Buyer timely delivers an Objection Notice, Seller and Buyer shall negotiate in good faith to resolve the dispute and agree upon the resulting amount of revenue and working capital, as the case may be, for the applicable adjustment. If Seller and Buyer are unable to reach an agreement on the unresolved disputed items within 30 days after Seller’s receipt of such Objection Notice, all unresolved disputed items shall be promptly referred to an Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items only, with respect to the applicable calculation as promptly as practicable. If any unresolved disputed items are submitted to the Independent Accountant, Seller and Buyer shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall within 45 days of its engagement resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the documents presented by Seller and Buyer and other supporting materials reasonably requested by the Independent Accountant and not by independent review. The resolution of the disputed items in the Objection Notice by the Independent Accountant shall be final and binding on the Parties. The fees and expenses of the Independent Accountant shall be borne equally between Seller and Buyer.

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2.3 Closing Date. Unless Buyer and Seller otherwise agree, subject to the terms and conditions of this Agreement, the purchase and sale of the Company Interests will take place by facsimile transmission or by electronic mail in PDF format of all required documents (with the original executed documents to be delivered by overnight courier) to the offices of Joseph Lucosky, Esq., Lucosky Brookman LLC, 101 Wood Avenue South, 5th Floor, Woodbridge, New Jersey 08830 and will occur concurrently with the execution hereof (“Closing Date” or “Closing”). At Closing, upon Seller’s receipt of the Purchase Price as provided for in Section 2.2, all of Seller’s right, title and interest in and to the Company Interests and in any such right, title or interest that Seller may have or had with respect to the Business will be transferred and conveyed to Buyer free and clear of all Liens.

2.4 Closing Obligations.

(a) Deliveries by Seller. At or prior to the Closing, Seller will deliver to Buyer the following:

(i) a duly executed counterpart to this Agreement;

(ii) a duly executed employment agreement by the employees for each of the Joe Reid and Greg Younger (each, an “Employment Agreement”);

(iii) a duly executed Transition Services Agreement (as defined in Schedule 1.1) substantially in the form attached hereto as Exhibit C hereto;

(iv) a duly executed certificate of an officer of Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying the resolutions of the board of directors of Seller authorizing this Agreement and the Contemplated Transactions;

(v) a certificate of good standing for each of Seller and the Company issued on or within five (5) days prior to the Closing Date by the Secretary of State (or comparable officer) of the States of Nevada (with respect to Seller) and Colorado (with respect to the Company);

(vi) a non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445, stating that Seller is not a “Foreign Person” as defined in Code Section 1445;

(vii) such other certificates, opinions, instruments, and documents required to consummate the Contemplated Transaction, each in form and substance reasonably satisfactory to Buyer;

(viii) a registration rights agreement, substantially in the form attached hereto as Exhibit D hereto, relating to the issuance of the Common Stock upon conversion of the Note and the Preferred Stock (the “Registration Rights Agreement”); and

(ix) a duly executed copy of the Financing SPA (and such other documents and agreements required to be provided by investors in the Private Financing Transaction).

(b) Deliveries by Buyer. At or prior to the Closing, Buyer will deliver to Seller the following:

(i) a duly executed counterpart to this Agreement;

(ii) the Closing Cash Payment;

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(iii) a duly executed copy of the Financing SPA, together with (1) the duly executed Senior Secured Debenture in favor of Seller, and (2) a Financing Warrant in favor of Seller, pursuant to the terms of the Financing SPA;

(iv) the Note;

(v) the Equity Consideration;

(vi) a duly executed Security Agreement;

(vii) a duly executed Transition Services Agreement;

(viii) a duly executed Registration Rights Agreement;

(ix) a duly executed certificate of an officer of Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, certifying the resolutions of the board of directors of Buyer authorizing this Agreement and the Contemplated Transactions;

(x) a certificate of good standing for Buyer issued on or within five (5) days prior to the Closing Date by the Secretary of State (or comparable officer) of the State of Nevada; and

(xi) such other certificates, opinions, instruments, and documents required to consummate the Contemplated Transaction, each in form and substance reasonably satisfactory to Seller.

2.5 Closing Costs; Expenses.

(a) Seller shall be solely responsible for all State or Federal Income Taxes or similar Taxes imposed on Seller as a result of the Contemplated Transactions. Except as otherwise set forth in this Agreement, Seller acknowledges and agrees that Buyer shall not have any duty or obligation to pay any Taxes attributable to Seller as a result of the purchase and sale of the Company Interests.

(b) Except as otherwise set forth in this Agreement, each Party shall be solely responsible for any legal or accounting fees, brokerage or finders’ fees or agents’ commissions or other similar payments incurred by or agreed to by such Party in connection with the execution and delivery of this Agreement or the completion of the Contemplated Transactions.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Section 3 are true, correct and complete as of the Effective Date and as of the Closing Date, except as set forth in the disclosure schedules delivered by Seller to Buyer on the date hereof (collectively, the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

3.1 Capitalization of the Company; Ownership; Authorization. The Company Interests represent all of the issued and outstanding membership interests of the Company. The Company Interests have been duly authorized, are validly issued and fully paid. Seller is the sole record and beneficial owner of all the Company Interests, free and clear of any and all Liens whatsoever. Upon consummation of the Contemplated Transactions, Buyer will acquire good and valid legal and beneficial title to all of the Company Interests, free and clear of all Liens, other than restrictions on transfer imposed by federal and state securities laws.

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3.2 Capacity; Enforceability. Seller has full power and legal capacity to execute into and deliver this Agreement, and all other agreements and written instruments to which Seller is a party as contemplated hereby, and to perform its obligations hereunder and thereunder. This Agreement, and such other agreements and written instruments, constitute the valid and legally binding obligations of Seller, enforceable in accordance with their terms and conditions, except as enforcement thereof may be limited by applicable Insolvency Laws. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

3.3 Organization, Qualification, and Power. The Company is a limited liability company duly formed and validly existing under the laws of the State of Colorado. The Company has the requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted by the Company. The Company is duly qualified to do business and is in good standing as a limited liability company in all jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified can be cured without material expense and would not have a Material Adverse Effect on the Company or the Business. Schedule 3.3 sets for a list of (i) all jurisdictions in which the Company is authorized to transact business, and (ii) all managers, directors and officers of the Company. True and complete copies of the Certificate of Formation and limited liability company agreement of the Company, all equity records, and all other records of the Company have been delivered or otherwise made available to Buyer. All of the books and records of the Company and Organizational Documents have been maintained in the Ordinary Course of Business and fairly reflect, in all material respects, all transactions of the Company. The Company is not in violation, in any material respect, of its Organizational Documents.

3.4 Consents; Governmental Authorizations. Except as set forth on Schedule 3.4, Seller is not required to give any notice to, or obtain any consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions. Any registration, declaration, or filing with, or consent, or Governmental Authorization or Order by any Governmental Body that is required in connection with the valid execution, delivery, acceptance, and performance by Seller under this Agreement or the consummation by Seller of any transaction contemplated hereby has been completed, made, or obtained on or before the Closing Date.

3.5 Litigation. Except as set forth in Schedule 3.5, there are no Proceedings pending or, to the Knowledge of Seller, threatened against or affecting Seller, or any of the Assets, rights, or the Business in any court or before or by any Governmental Body that could, if adversely determined (or, in the case of an investigation, could lead to any Proceeding that could, if adversely determined), reasonably be expected to materially impair Seller’s ability to perform its obligations under this Agreement or to have a Material Adverse Effect on Seller. Seller has not received any currently effective written notice of any default; and Seller is not in default under any applicable Order of any Governmental Body that could reasonably be expected to impair Seller’s ability to perform its obligations under this Agreement or to have a Material Adverse Effect on Seller.

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3.6 No Conflict with Restrictions; No Default. Neither the execution, delivery, and performance of this Agreement nor Seller’s performance of and compliance with the terms and provisions contemplated hereby (a) will conflict with, violate, or result in a breach of any of the Organizational Documents of Seller or applicable corporate law, (b) will conflict with, violate, or result in a breach of any of the terms, covenants, conditions, or provisions of any Legal Requirements in effect on the date hereof applicable to, or any Order, consent or Governmental Authorization of any Governmental Body directed to, or binding on Seller, (c) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of any agreement or instrument to which, Seller is a party or by which Seller is or may be bound or to which any of the Assets is subject, (d) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent under any indenture, mortgage, lease agreement, or instrument to which Seller is a party or by which Seller or the Assets are or may be bound, or (e) will result in the creation or imposition of any Lien upon any of the Assets, or cause Buyer (or any Related Person thereof) or Seller to become subject to, or to become liable for the payment of, any Tax.

3.7 Consents. Seller is not required to give any notice to, or obtain any consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions, including any consent required in order to preserve and maintain all Governmental Authorizations required for the ownership and continued operation of the Business either before or after Closing and the consummation of the Contemplated Transactions. Any registration, declaration, or filing with, or consent, or Governmental Authorization or Order by, any Governmental Body with respect to Seller that is required in connection with the consummation of the Contemplated Transactions has been completed, made, or obtained on or before the Closing Date.

3.8 Title to and Condition of Assets. Seller owns good and marketable title to all of the Assets, free and clear of all Liens, and has the full right, power and authority to transfer the Assets to the Company. Upon transfer of the Assets to the Company, the Company will own good and marketable title to all of the Assets, free and clear of all Liens, other than the Liens and related security interests created granted under the Security Agreement and those Liens and security interests granted by Bloomios and each of its subsidiaries (including without limitation the Company), to the holders of the Senior Secured Debentures pursuant to the Senior Security Agreement. None of the Assets are leased to or by Seller and Seller has not otherwise granted to any Person the right to use, operate, own or acquire the Assets or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase any of the Assets, or any portion thereof, or interest therein. The Assets include all of the assets used in the Business and are in good operating condition and in a state of reasonable maintenance and repair (normal wear and tear excepted), are suitable for the uses for which they are used in the Business. The Assets are sufficient to operate the Business as presently operated. None of the Assets have been used in the Business which were or are owned (in whole or in part) by any partner or stockholder of Seller or any Person other than Seller.

3.9 Financial Statements.

(a) Seller has delivered to Buyer the following financial statements of Seller and the related statements of income for the periods then ended (including the notes thereto, collectively, “Financial Statements”): (x) balance sheets of Seller for the fiscal years ended June 30 of 2020 and 2021; and (y) an interim balance sheet of Seller as at March 31, 2022 (the “Interim Balance Sheet”), which Financial Statements are attached to this Agreement as Schedule 3.9.

(b) Additionally, the Seller has provided to Buyer the sales by Company customers in dollars for July 1, 2021 through March 31, 2022.

(c) The Financial Statements (including the Interim Balance Sheet) have been prepared from and are in accordance with the historical accounting policies, assumptions, methodologies and practices of the Seller, consistently applied, which (i) are consistent with the accounting records of the Seller; and (ii) differ from GAAP in a material respect only as set forth in Schedule 3.9(c) hereto.

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(d) Seller has delivered to Buyer a pro-forma statement of income for the trailing twelve-month period ended June 30, 2022 (the “Pro-Forma Financial Statement”), which Pro-Forma Financial Statement is attached hereto as Schedule 3.9(d). The Pro-Forma Financial Statement is not in compliance with GAAP and contains certain assumptions and adjustments, as described therein, the intent of which is to provide an approximate trailing twelve-month income statement of the business operations of the Company as of the Closing Date.

3.10 Intellectual Property. Schedule 3.10 contains a complete and accurate list and summary of all Intellectual Property owned, used or otherwise possessed by Company pursuant to a valid and enforceable patent, trademark, service mark, written license, sublicense, agreement, or permission and including all brands and brand names of Company products (collectively and together with the intangible personal property, the “Intellectual Property Assets”). Such Intellectual Property Assets constitute all of the Intellectual Property necessary for the operation of the Business as presently conducted. Company is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Liens. Company has the right to use all of the Intellectual Property Assets without payment to any third party. Company owns or has the right to use pursuant to ownership, license, sublicense, agreement, permission or free and unrestricted availability to general public all of the Intellectual Property Assets used by Company. To the Knowledge of Seller, Company has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Company must license or refrain from using any intellectual property rights of any third party). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any proprietary intellectual property rights of Company.

3.11 No Undisclosed Liabilities. The Company has no Liabilities, except as set forth on the Interim Balance Sheet and Liabilities entered into in the Ordinary Course of Business since the date of the Interim Balance Sheet.

3.12 Employees; Employee Benefits.

(a) To the Knowledge of Seller, no executive, key employee, or significant group of employees of the Company plans to terminate employment with the Company during the next twelve (12) months. The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. The Company has not committed any material unfair labor practice within the past three (3) years. To the Knowledge of Seller, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company and no such effort has occurred within the past three (3) years. With respect to the Contemplated Transactions, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied. The Company has adequately investigated all sexual harassment allegations of which it is or was made aware. With respect to each such allegation, if any, the Company has taken all corrective action necessary under applicable law.

(b) Schedule 3.12 lists each Employee Benefit Plan that Seller maintains or to which Seller contributes or has any obligation to contribute, or with respect to which Seller has any liability. All Employee Benefit Plans comply with all applicable laws, and all amounts that Seller is responsible for with respect to the Employee Benefit Plans that are due and payable have been paid.

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3.13 No Material Adverse Change. Since March 31, 2022, there have been no Material Adverse Changes in the business (including the Business), operations, assets (including the Assets), results of operations or condition (financial or otherwise) of Seller or the Company, and no event has occurred or circumstances exist that may result in such a Material Adverse Change.

3.14 Inventory. All items of inventory (including within the Assets) consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller and the Company. At Closing, the Company shall not be in possession of any inventory that is not owned solely by the Company (e.g., goods sold by the Company to others). All inventory at Closing shall have been purchased in the Ordinary Course of Business of Seller, to the extent included in the Assets, and the Company at a cost not exceeding market prices prevailing at the time of purchase. The inventory is located at the locations set forth on Schedule 3.14.

3.15 Solvency. Seller is not Insolvent and Seller has committed no an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition in bankruptcy filed against it, filed a petition or undertaken any action proceeding to be declared bankrupt, to liquidate any of the Assets or to be dissolved.

3.16 Disclosure.

(a) To the Knowledge of Seller, no representation or warranty or other statement made by Seller in this Agreement, the Schedules, the certificates delivered pursuant to this Agreement or otherwise in connection with the Contemplated Transactions contain any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b) Seller has no Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) that may materially adversely affect the Assets or the financial condition or results of operations of the Business that has not been set forth in this Agreement or the Schedules.

3.17 Securities Laws.

(c) Seller understands and acknowledges that this Agreement is made with Seller in reliance upon Seller’s representation to Buyer, which by execution of this Agreement, Seller hereby confirms, that the Stock Consideration to be issued to Seller pursuant to Section 2.2(c) will be acquired by Seller for investment purposes only for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller does not have a present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Seller represents that Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Stock Consideration.

(d) Seller understands that issuance of the Equity Consideration has not been registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of the same hereunder is exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder or another exemption from registration under the Securities Act and applicable state securities laws.

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(c) Seller believes that Seller has received all the information Seller considers necessary or appropriate for deciding whether to invest in the Equity Consideration. Seller further represents that Seller has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the acquisition of the Equity Consideration and the Business, and to obtain additional information (to the extent the Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Seller or to which Seller had access.

(d) Seller confirms that Seller has the knowledge and experience in financial and business matters such that Seller is capable of evaluating the merits and risks of acquisition of the Equity Consideration and of making an informed investment decision and understands that (a) investment in and acquisition of the Equity Consideration is suitable only for an investor which is able to bear the economic consequences of losing such investor’s entire investment, (b) the acquisition of the Equity Consideration to be received by Seller hereunder is a speculative investment which involves a high degree of risk of loss of the entire investment, and (c) there are substantial restrictions on the transferability of, and there will be no public market for, the Equity Consideration, and accordingly, it may not be possible for Seller to liquidate his investment in case of emergency.

(e) Seller is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

(f) Seller understands that a limited market currently exists for the resale of the Stock Consideration and it may not be possible to sell the Equity Consideration outside of the sale of all of the stock or assets of Buyer. Buyer has no present intention of undertaking any such sale and no assurance can be given that any such sale will occur in the near-term future or at all.

3.18 Covid-19; CARES Act.

(a) Since January 1, 2020 (“Reference Date”), except as set forth on Schedule 3.18(a), the Company has not, as a result of Covid-19:

(i) closed or idled, in each case whether in whole or part, any facility on any real property, or adopted plans to take any such action;

(ii) agreed to defer or modify payment terms with respect to any Accounts Receivable, or received any request to take such actions from any third-party, written off any Accounts Receivable or increased any reserves for uncollectible accounts;

(iii) deferred payment of, or modified payment terms with respect to, any accounts payable or Indebtedness, or requested any such deferment or modification from any third-party;

(iv) laid-off, furloughed, terminated or changed compensation or benefits of, whether on a temporary or permanent basis, any employees, any independent contractors or consultants, or adopted plans to take any such action;

(v) made any claim under any insurance policy or experienced any event or circumstance to which a claim may be made under any insurance policy;

(vi) entered into a new, or deviated from an existing, line of business;

(vi) temporarily shut down or ordered a reduction in force;

(vii) suffered a material disruption in its supply chains; or

(viii) entered into any Contract to do any of the foregoing or undertaken any action or omission that would result in any of the foregoing.

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(b) Schedule 3.18(b) sets forth a true, complete and correct list of any relief or similar program administered by any Governmental Authority or other Person in connection with COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and applicable rules, regulations, and guidance thereunder, in each case as amended from time to time (the “CARES Act”), to which the Company, or Seller on behalf of the Company, applied or has applied for any relief or assistance or under which any relief or assistance has been received or implemented by the Company or, with respect to the Business, Seller, including, but not limited to, any loan incurred by a Person under 15 U.S.C. 636(a)(36) (as added to the Small Business Act (15 U.S. Code Chapter 14A – Aid to Small Business) by Section 1102 of the CARES Act) (each, a “PPP Loan”).

(c) Seller and the Company: (i) have complied, in all material respects, with all applicable provisions of the Paycheck Protection Program in connection with the PPP Loans received by the Company; (ii) have used all of the proceeds of the indebtedness incurred in connection with a PPP Loan (the “PPP Debt”) in respect of such PPP Loans exclusively for CARES Forgivable Uses in the manner required under the CARES Act to obtain forgiveness of the largest possible amount of such PPP Debt and kept written records of the foregoing; (iii) were not, as of the date of the PPP Loan applications that were submitted by or on behalf of the Company, a party to, or bound by, any Contract regarding an acquisition of the Company or sale of the Business, and (iv) has used its commercially reasonable efforts to conduct its business in a manner so as to maximize the amount of the PPP Debt that could have been forgiven.

(d) The Company: (a) submitted to the U.S. Small Business Administration (the “SBA”) or the PPP Lender a true, correct and complete forgiveness application with respect to the PPP Loans in accordance with regulations implementing Section 1106 of the CARES Act, which application accurately reflects the Company’s use of all PPP Loan proceeds; (b) maintained and submitted all records and supporting documentation required to be maintained by, and submitted to, the lender of the PPP Loans (the “PPP Lender”) in connection with the forgiveness of the Company’s PPP Loans; and (c) provided Buyer with a true, correct and complete copy of the Company’s application for such PPP Loans, the loan agreement and all other documents relating to such PPP Loans, and its application for forgiveness and all records and supporting documentation submitted in connection therewith. Neither Seller not the Company has received written notice from any Governmental Authority that such Governmental Authority has determined that the Company’s PPP Debt was not forgivable. The Company’s PPP Loans were forgiven on August 30, 2021 and as of the Effective Date of this Agreement, the Company has no further obligations thereunder or otherwise to any Governmental Authority therefor or in connection therewith, or to the SBA or any PPP Lender.

(e) Neither Seller nor the Company has taken any action outside of the Ordinary Course of Business since the Reference Date with respect to Taxes, including any delay or reduction in the payment or the deposit of any Taxes, any delay in the filing of any Tax Return (other than with respect to applicable extensions), or other Tax-related filing (including pursuant to IRS Notice 2020-18, IRS Notice 2020-23 or any similar or related guidance for federal, state or local Tax purposes), any material Tax election, any amendment to any Tax Return, any consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, any claim for refund, any utilization of any Tax credits, Tax benefits or other Tax incentives under the Families First Coronavirus Response Act, the CARES Act or any other similar or related federal, state or local Laws, and any other similar actions relating to Taxes or Tax Returns. No amount of the Company’s portion of Social Security Taxes has been deferred pursuant to Section 2302 of the CARES Act. No payroll or other Taxes that would otherwise have been payable to a Governmental Authority has been withheld or retained by the Company on the basis that the Company is or was eligible for and is or was claiming an Employee Retention Credit under Section 2301 of the CARES Act, and the Company. The Company has not taken any action with regard to the Employee Retention Credit under Section 2301 of the CARES Act.

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(f) Since the Reference Date, the Company has not made any claims to landlords of the Company with respect to rent, reduction in leased space, or other relief under any leases of the Company for leased real property, including those relating to claims of breach of quiet enjoyment, interruption of service, impossibility of performance, frustration of purpose, force majeure, or otherwise.

3.19 Taxes. Except as set forth on Schedule 3.19(a):

(a) The Company has filed all Tax Returns required to be filed by the Company on a timely basis (after taking into account extensions) and has timely paid all Taxes due from Seller. Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by the Company have been paid or accrued.

(b) Schedule 3.19(a) lists all federal, state, local, and non-U.S. Tax Returns required to be filed and those that were actually filed with respect to the Company during the period from January 1, 2021, to Closing. There is no material dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Company or any of the managers, directors, officers or members of the Company has Knowledge.

(c) All Taxes that the Company is or was required to withhold or collect (for employees, independent contributors, consultants, note holders, members and other Persons) have been duly withheld or collected and, to the extent required, have been timely paid to the appropriate Governmental Authority.

(d) Company has not been, and the Company is not currently the subject of, and there are no pending or, to the Knowledge of Seller, threatened, disputes, claims, actions, examinations, audits, investigations, litigations, or other proceedings against the Company with respect to Taxes. Except as set forth on Schedule 3.19, the Company has not received written notice of any issue or question currently pending by any Governmental Authority in connection with the Company’s Tax Returns. To the Knowledge of Seller, no claim has ever been made by a Governmental Authority in a jurisdiction in which the Company does not currently file Tax Returns that the Company is are or may be subject to taxation by that jurisdiction.

(e) The Company does not have: (i) an obligation to make a payment that is not deductible under Section 280G of the Code; (ii) an obligation to make a payment to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding, or practice with respect to Taxes; (iii) an obligation under any record retention, transfer pricing, closing or other agreement or arrangement with any Governmental Authority that will survive the Closing or impose any liability on Buyer after the Closing; (iv) an obligation under any agreement, contract, arrangement or plan to indemnify, gross up, or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person; or (v) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law).

(f) The Seller understands that it (and not Bloomios or Buyer) shall be responsible for Seller’s own Tax liability that may arise as a result of such Seller’s receipt of the Purchase Price, including the Closing Cash Consideration, the Note, its acquisition of the Preferred Stock, the Common Stock issuable upon conversion of any the Note or Preferred Stock, or the other transactions contemplated by and in accordance with this Agreement.

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3.20 Contracts. Schedule 3.20 lists the following contracts and other agreements to which the Company is a party:

(a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000.00 per annum;

(b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year or involve consideration in excess of $25,000.00;

(c) any agreement concerning a partnership or joint venture;

(d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000.00 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(e) any material agreement concerning confidentiality or non-competition;

(f) any material agreement involving any member of the Company and his, her, or its affiliates (other than Seller);

(g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(h) any collective bargaining agreement;

(i) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $30,000.00 or providing material severance benefits;

(j) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(k) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(l) any settlement, conciliation or similar agreement with any Governmental Authority or which will involve payment after the execution date of this Agreement;

(m) any agreement under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $25,000.00; and

(n) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.00.

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Seller has delivered to Buyer a correct and complete copy of each written agreement listed in Schedule 3.20 and a written summary setting forth the material terms and conditions of each oral agreement referred to in Schedule 3.20. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.

3.21 Product Warranty.

(a) Each product manufactured, sold, or delivered by the Company has been in conformity with all contractual commitments in all material respects and all express and implied warranties, and the Seller has not received notice of any Liability (and, to Seller’s and the Company’s Knowledge, there is no basis for any present or future action, suit, Proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller or the Company giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith.

(b) None of the products manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease, which are set forth in Schedule 3.21(b), (ii) manufacturers’ warranties for which the Company has no liability, or (iii) warranties imposed by applicable law. Schedule 3.21(b) sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions with respect to the Business during calendar year 2021 and the period in 2022 up to the date of the Interim Balance Sheet.

3.22 Product Liability and Product Returns.

(a) Neither Seller nor the Company has received notice of any Liability and to the Knowledge of each of Seller and the Company, there is no basis for any present or future action, suit, Proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability, arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller.

(b) The Company does not maintain a reserve for expected product returns and all product returns are accounted for in the period they occur. Except as set forth in Schedule 3.22(b), neither Seller nor the Company has received any written notice of, and to the Knowledge of each of Seller and the Company, there are not any pending, threatened or potential product returns by any customer or other individual or entity which purchased, leased or otherwise acquired from the Company any products. Except as set forth in the Company’s sales and return goods policies, the Company does not have any agreement with a distributor or other reseller permitting a return of unsold products.

(c) For the year 2021 and the partial year 2022 through Closing, the product returns and refunds are approximately the same percentage of sales as for prior years, which is less than two percent (2%) of products sold. To the best of Seller’s and the Company’s Knowledge, the product returns and refunds after the Closing will continue to be approximately the same percentage of sales and Seller has no reason to believe that there will be an increase.

3.23. Company IT and Software. Except as set forth in Schedule 3.23, to the Knowledge of Seller, none of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company in the conduct of its business (collectively, the “IT Systems”) has experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such IT Systems or data by the Company. The IT Systems are sufficient, in all material respects, for the needs of the Company in conducting its business as presently conducted.

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3.24 Data Privacy. The Company has complied with and, as presently conducting its business, is in compliance with, all applicable data laws except, in each case, to the extent that a failure to comply would not have a Material Adverse Effect. The Company has complied with, and is presently in compliance with, its policies applicable to data privacy, data security, and/or personal information except, in each case, to the extent that a failure to comply would not have a Material Adverse Effect. The Company has not experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, acquired, destroyed, damaged, disclosed, corrupted, or altered, and the Company has no Knowledge of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

3.25. Real and Leased Property. The Company does not own any real property. The Seller leased the real property located in Henderson, Nevada pursuant to a lease (as defined in Schedule 1.2 hereto) that has matured. The Seller currently leases the foregoing property on a month-to-month basis.

3.26. Insurance. The Company maintains general liability insurance on an occurrence basis, which shall remain in effect through and after the Closing Date. Schedule3.26 sets forth a complete list of, and the following information for, all product liability insurance policies currently in force and those which were in force during any of the last three (3) calendar years, which name the Company as an insured or beneficiary or as a loss payable payee, or for which the Company has paid or is obligated to pay all or part of the premiums:

(a) the name, address, and telephone number of the agent;

(b) the name of the insurer, the name of the policyholder, and the name of each covered insured; and

(c) the policy number and the period of coverage.

With respect to each currently in force insurance policy, each such policy is legal, valid, binding and in full force and effect. Seller shall provide copies of the certificate(s) of insurance for the Company for all such currently in force insurance policies to Buyer at Closing.

3.27 Corrupt Practices. Except in compliance with all Legal Requirements, neither Seller nor, to the Knowledge of Seller, the Company has, directly or indirectly, ever made, offered or agreed to offer anything of value to (a) any employees, Representatives or agents of any customers of Seller for the purpose of attracting business to Seller, or (b) any domestic governmental official, political party or candidate for government office or any of their employees, Representatives or agents.

3.28 Brokers’ Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

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SECTION 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete:

4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

4.2 Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement, and all other agreements and written instruments to which Buyer is a party as contemplated hereby, and to perform its obligations hereunder and thereunder. This Agreement, and such other agreements and written instruments, constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as enforcement thereof may be limited by applicable Insolvency Laws. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer. Buyer has all right, power and capacity to execute and deliver this Agreement, and all other agreements, documents and written instruments to be executed by Buyer in connection with the Contemplated Transactions, and to perform its obligations under this Agreement and all such other agreements, documents and written instruments.

4.3 Notices and Consents. Buyer is not required to give any notice to, or obtain any consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions.

4.4 Litigation. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its property, assets, rights, or its business in any court or before or by any Governmental Body that could, if adversely determined (or, in the case of an investigation, could lead to any Proceeding that could, if adversely determined), reasonably be expected to materially impair Buyer’s ability to perform its obligations under this Agreement; and Buyer has not received any currently effective notice of any default; and Buyer is not in default, under any applicable Order of any Governmental Body that could reasonably be expected to impair Buyer’s ability to perform its obligations under this Agreement.

4.5 Solvency. Buyer is not Insolvent and Buyer has committed no an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition in bankruptcy filed against it, filed a petition or undertaken any action proceeding to be declared bankrupt, to liquidate any of the Assets or to be dissolved.

4.6 Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

SECTION 5

COVENANTS

5.1 General. The Parties agree to cooperate reasonably with one another and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will (a) furnish upon reasonable request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7, or unless such cost or expense is the obligation of the non-requesting Party under this Agreement).

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5.2 Confidentiality.

(a) Seller hereby acknowledges and agrees that, through its ownership or operation of the Company, it has had access to, and has become familiar with, the confidential and non-public information of the Company and its business and any and all other confidential or proprietary information concerning the affairs or conduct of the Company and its business, whether prepared by or on behalf of Seller or the Company (collectively, the “Confidential Information”).

(b) Seller hereby acknowledges and agrees that protection of the Confidential Information of the Company is necessary to preserve the value of the Company’s business and the Assets, and that without such protection, Buyer would not have entered into this Agreement and consummated the Contemplated Transactions. Accordingly, Seller hereby covenants and agrees, for itself and on behalf of the Company and their respective Representatives and Related Persons, that, without the prior written consent of Buyer, neither Seller nor the Company will, nor will either of them, cause or permit Representatives and Related Persons to, at any time on or after the Closing Date, directly or indirectly, disclose to any Person or use for its or his own account or benefit, or for the account or benefit of any other Person, any Confidential Information.

(c) The provisions of Section 5.2(b) will not apply to any Confidential Information (i) that Seller can demonstrate with documentary evidence is generally known to, and available for use by, the public other than as a result of the breach of this Agreement or, to the Knowledge of Seller, any other agreement pursuant to which any Person (including any Representative or Related Person of Seller) owes any duty of confidentiality to the other Party or previously owed any duty of confidentiality to Buyer; (ii) that is required to be disclosed pursuant to Legal Requirement or an Order, or (iii) that Seller can reasonably determine is necessary to be disclosed to a Representative of Seller in order for Seller to perform its covenants and obligations, or to enforce its rights against Buyer, under this Agreement or any related agreement (and then only to the extent necessary to perform such covenants and obligations or to enforce such rights). If Seller (including any Representative or Related Person of Seller) becomes compelled by a Legal Requirement or any order to disclose any Confidential Information, Seller will provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy in respect of such compelled disclosure. If such a protective order or other remedy is not obtained by or is not available to Buyer, then Seller will use reasonable efforts to ensure that only the minimum portion of such Confidential Information that is legally required to be disclosed is so disclosed, and Seller will use all reasonable efforts to obtain assurances that confidential treatment will be given to such Confidential Information. Seller acknowledges its responsibility to ensure that its Representatives and agents who are given, or now have, access to the Confidential Information will comply with the terms of this Section 5.2. Seller shall be liable for any breach of this Agreement caused by its Representatives and agents.

5.3 Injunctive Relief. The Parties acknowledge and agree that (a) each of the provisions of Sections 5.1, 5.2, 5.4, 5.5, and 5.6 are reasonable and necessary to protect the legitimate business interests of the Parties and their Related Persons, (b) any violation of any such covenant contained in Sections 5.1, 5.2, 5.4, 5.5, and 5.6 would result in irreparable injury to the Parties and their Related Persons, the exact amount of which would be difficult, if not impossible, to ascertain or estimate, and (c) the remedies at law for any such violation would not be reasonable or adequate compensation to the Parties and their Related Persons for such a violation. Accordingly, notwithstanding any other provision of this Agreement, if either Party, directly or indirectly, violates any of its covenants or obligations under Sections 5.1, 5.2, 5.4, 5.5, and 5.6, then, in addition to any other remedy which may be available to the other Party or any Related Person thereof, at law or in equity, the Parties and their Related Persons will be entitled to seek injunctive relief against the other Party, without posting bond or other security, and without the necessity of proving actual or threatened injury or damage.

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5.4 Public Announcements. The Parties will keep the existence of this Agreement, the terms and conditions hereof and the Contemplated Transactions confidential, and the Parties will not, nor will they cause or permit any Related Person or Representative to, make any public announcement in respect of this Agreement or the Contemplated Transactions without the prior written consent of the other Party, which consent may be given or withheld in any Party’s sole discretion; provided, however that the foregoing confidentiality and non-disclosure obligations will not apply to: (1) Buyer if at Closing, if Buyer determines to issue a press release announcing the fact of the acquisition of the Company, and (2) the Parties to the extent that (a) disclosure of such information is reasonably necessary to consummate the Contemplated Transactions, (b) disclosure of such information is required pursuant to Legal Requirement (including the Securities Exchange Act of 1934, as amended, and the rules of any national stock exchange or automated dealer quotation system) or an Order, (c) disclosure of such information is reasonably necessary for the Parties to enforce their rights under this Agreement, or (d) such information is already in the public domain other than as a result of a breach of this Section 5.5 or Section 5.3 or any other confidentiality or non-disclosure obligation owed to a Party by any Person (including the other Party). To the extent that any public announcement of this Agreement, any of the provisions hereof or the Contemplated Transactions is required of the Parties by Legal Requirement or Order, the Parties will cooperate reasonably with respect to reaching agreement on the contents and timing of such announcement.

5.5 Use of Name. Seller hereby agrees that from and after the Closing Date, it will not, directly or indirectly, use the names “Infusionz,” “CBD Infusionz,” “Terpy J’s,” “Saucey Boss Concentrates,” CBD Infusionz Pets,” “Infusionz Chocolate,” “Hemp Infusionz,” “Infusionz Nano,” “Infusions,” “Grove,” or any derivation or variation thereof in any manner.

5.6 Post-Closing Operation of the Business. Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company; provided, however, that for a period of 18 months following the Closing Date (or such earlier period as amounts outstanding under the Note are repaid in full or such longer period as any amounts remain outstanding under the Note, as the case may be): (i) Buyer shall operate the Company in good faith, (ii) Buyer shall not directly or indirectly sell or otherwise transfer all or substantially all of the equity or assets of the Company unless, as a prerequisite to such sale, the acquirer agrees in writing to assume (and to cause any subsequent acquirer to assume) the obligations of Bloomios with respect to payments remaining due under the Note, (iii) Buyer shall not divert, transfer or otherwise allocate earnings, income, revenue or sales or business opportunities from the Company that are originated or received by the Company or its representatives to any other business unit, division or affiliate of Buyer, and (iv) in the event that Buyer or its affiliates provide corporate, technology, marketing, accounting, legal or other professional services or administrative or back-office services to the Company, Buyer may allocate those expenses related to the services to the Company provided that such allocations are reasonable and appropriate in relation to the level of service provided. Notwithstanding the foregoing, Buyer has no obligation to operate the Company in a manner calculated to achieve, accelerate or maximize any payment under the Note.

5.7 Tax Matters.

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(a) Transfer Taxes. Buyer, on one hand, and Seller, on the other hand, shall each pay fifty percent (50%) of all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the Contemplated Transactions (“Transfer Taxes”) and file all Tax Returns with respect thereto, if any. The Party required by law to file a Tax Return with respect to such Transfer Taxes shall do so in the time and manner prescribed by Law, and the non-filing Party shall promptly reimburse the filing Party for its share of any Transfer Taxes upon receipt of evidence reasonably satisfactory to the non-filing Party of the amount of such Transfer Taxes. Each Party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

(b) Cooperation. Buyer and Seller shall cooperate fully with, and as and to the extent reasonably requested by, the other in connection with the preparation and filing of any Tax Return, statement, report or form or any audit, litigation or other similar proceeding with respect to Taxes related to the Company. Each Party will make their respective relevant books and records (including work papers in the possession of their respective accountants), personnel, and other materials relevant to the preparation of Tax Returns or Tax proceedings related to the Company available for inspection and copy by the other Parties (or their duly appointed representatives), at the requesting Party’s expense, at reasonable times during normal business hours.

(c) Proration of Taxes. All Taxes of the Company which have accrued and become payable on or before the Closing Date shall be paid by Seller. For all other Taxes (i) in the case of Taxes based upon, or related to, income, receipts, profits, wages, capital or net worth, imposed in connection with the sale, transfer or assignment of property, or required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

SECTION 6

[INTENTIONALLY OMITTED]

SECTION 7

INDEMNIFICATION

7.1 Survival. Subject to the provisions of this Section 7, all representations, warranties, covenants and obligations of the Parties contained in this Agreement and in the agreements, instruments and other documents delivered pursuant to this Agreement will survive the Closing and the consummation of the Contemplated Transactions.

7.2 Indemnification by Buyer. Buyer hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, it will defend, indemnify and hold harmless Seller and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Seller Indemnified Persons”), for, from and against any Adverse Consequences, arising from or in connection with:

(d) any breach of, or any inaccuracy in, any representation or warranty made by Buyer (i) in this Agreement, (ii) Buyer’s Schedules, (iii) the certificates delivered pursuant to Section 2.4(b) of this Agreement, or (iv) any other document, writing or instrument delivered by Buyer pursuant to this Agreement;

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(e) any breach of, or failure to perform or comply with, any covenant, obligation or agreement of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to Section 2.4(b) of this Agreement; or

(f) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer in connection with this Agreement or any of the Contemplated Transactions.

7.3 Indemnification by Seller.

(a) Seller hereby covenant~~s~~ and agree~~s~~ that, to the fullest extent permitted by Legal Requirement, it will defend, indemnify and hold harmless Buyer, and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Buyer Indemnified Persons”), for, from and against any Adverse Consequences arising from or in connection with:

(i) any breach of, or any inaccuracy in, any representation or warranty made by Seller in (A) this Agreement, (B) the Seller Schedules, (C) the certificates delivered pursuant to Section 2.4(a) of this Agreement, (D) any transfer or assignment instrument delivered by Seller pursuant this Agreement, or (E) any other certificate, document, writing or instrument delivered by Seller pursuant this Agreement;

(ii) any breach of, or failure to perform or comply with, any covenant, obligation or agreement of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to Section 2.4(a) of this Agreement;

(iii) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding alleged to have been made by such Person with Seller in connection with this Agreement or any of the Contemplated Transactions; and

(vi) any Indebtedness of the Company outstanding on the Closing Date.

7.4 Time Limitations.

(a) Subject to the limitations and other provisions of this Agreement, a Buyer Indemnified Person may only assert a claim for indemnification under Section 7.2 during the applicable period of time (the “Buyer Claims Period”) specified as follows:

(i) with respect to any claim arising out of (A) any breach of, or any inaccuracy in, any representation or warranty contained in Sections 3.1, 3.2, 3.5, 3.6 or 3.9 of this Agreement, (B) Fraud, willful misrepresentation or willful misconduct, (C) any Indebtedness of the Company outstanding on the Closing Date, (D) any Liability for any Current Litigation Matter, or (E) any Liability resulting from, caused by, or arising in connection with any Excluded Contracts, the Buyer Claims Period will commence on the date of this Agreement and continue indefinitely; and

(ii) with respect to any other indemnification claim made under Section 7.3, the Buyer Claims Period will commence on the date of this Agreement and continue until the date that is eighteen (18) months after the Closing Date; provided, however, that with respect to any such indemnification claim made under Section 7.3(a)(ii) regarding Seller’s breach of, or failure to perform or comply with, any obligation hereunder or under any related agreement that is intended to survive and continue after the Closing, the Buyer Claims Period will continue for as long as such obligation is outstanding.

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(b) For purposes of this Agreement, a Seller Indemnified Person may only assert a claim for indemnification under Section 7.2during the applicable period of time (the “Company Claims Period”) commencing on the date of this Agreement and continuing until the date that is two (2) years after the Closing Date; provided, however, that with respect to any such indemnification claim regarding the breach by Buyer of any obligation hereunder or under any related agreement that is intended to survive and continue after the Closing, Seller Claims Period will continue for as long as such obligation is outstanding.

Notwithstanding anything to the contrary in this Section 7.4, if before 5:00 p.m. (eastern time) on the last day of the applicable Buyer Claims Period or Company Claims Period, any Party against which an indemnification claim has been made hereunder has been properly notified in writing of such claim for indemnity hereunder and the basis thereof, including with reasonable supporting details for such claim (to the extent then known), and such claim has not been finally resolved or disposed of as of such date, then such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.

7.5 Indemnity Claims. Neither Buyer nor Company, as a Party providing indemnification under this Section 7 (each, an “ Indemnifying Person”) shall be liable for any claim for indemnification under Section 7.2 or Section 7.3(a) until the claiming party has incurred Adverse Consequences totaling One Hundred Fifty Thousand Dollars ($150,000), whereupon the Indemnifying Person shall remain liable for all Adverse Consequences incurred by the claiming party up to and including an amount equal to twenty percent (20%) of the Purchase Price (the “Indemnification Cap”). The Indemnification Cap shall not apply to any claim for Adverse Consequences relating to any of the following:

(a) Seller’s breach of its representations and warranties set forth Sections 3.1, 3.5, 3.6, or 3.9;

(b) Buyer’s breach of its representations and warranties set forth Sections 4.1, 4.2 or 4.5; or

(c) Adverse Consequences resulting from acts of Fraud.

7.6 Payment of Claims. A claim for indemnification may be asserted by written notice to the Party from whom indemnification is sought and will be paid promptly after such notice, together with satisfactory proof of Adverse Consequences or other documents evidencing the basis of the Adverse Consequences sought are received.

(a) No later than ten (10) Business Days after receipt by a Buyer Indemnified Person or a Seller Indemnified Person entitled to indemnity under Section 7.2 or 7.3 (each, an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Indemnifying Person of the assertion of such Third-Party Claim and a copy of any writing by which, such Third-Party assertion is made. The failure to notify the Indemnifying Person will relieve the Indemnifying Person of any liability that it may have to any Indemnified Person to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice.

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(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 7.6(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person (provided, such counsel has appropriate experience in the subject matter relating to the claim). After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 7.6(b) for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless: (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) With respect to any Third-Party Claim subject to indemnification under this Section 7: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e) With respect to any Third-Party Claim subject to indemnification under this Section 7, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

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7.7 Duty to Mitigate. Each Indemnified Person shall take commercially reasonable steps to mitigate any Adverse Consequences to the extent such mitigation is required by applicable Legal Requirements.

7.8 Insurance Proceeds. The amount for which any Indemnifying Person shall be liable under this Section 7 shall be determined after deducting therefrom the amount of any setoff provisions, holdback provisions insurance proceeds actually received from a third-party insurer and any other amounts actually recovered from a third party pursuant to indemnification provisions are or otherwise, in addition to, each case net of costs and not in derogation of, any statutory, equitable, or common law expenses (including collection expenses, premium increases, retro-premiums and any retention amounts) incurred by any of the Indemnified Person.. In the event an Indemnified Person receives payment for any Adverse Consequences from an Indemnifying Person for which the Indemnified Person subsequently recovers all or any portion of such payment from insurance, the Indemnified Person shall promptly pay such recovered amount to the Indemnifying Person.

7.9 No Other Representations by Parties.

(a) Buyer acknowledges and agrees that, other than in the case of Fraud, except as given by Seller in Section 3 (in each case as modified by the Disclosure Schedule), none of the Seller nor any other Person makes or has made, nor has Buyer relied upon, any other representation or warranty, expressed or implied, at law or in equity, by statute or otherwise, with respect to the Seller or the Business (the “Seller’s Contractual Obligations”). Notwithstanding the foregoing, except for the Seller’s Contractual Obligations, the Seller (directly and on behalf of all other Persons), respectively, hereby disclaims all liability and responsibility for any representation or warranty to Buyer; provided, that the foregoing limitations of Seller’s liability shall not apply in respect of any Fraud.

(b) Seller acknowledges and agrees that, other than in the case of Fraud, except as given by Seller in Section 3, none of the Seller nor any other Person makes or has made, nor has Seller relied upon, any other representation or warranty, expressed or implied, at law or in equity, by statute or otherwise, with respect to Buyer or its business (the “Buyer’s Contractual Obligations”). Notwithstanding the foregoing, except for the Buyer’s Contractual Obligations, Buyer (directly and on behalf of all other Persons), respectively, hereby disclaims all liability and responsibility for any representation or warranty to Seller; provided, that the foregoing limitations of Buyer’s liability shall not apply in respect of any Fraud.

7.10 Exclusive Remedy. The Parties acknowledge and agree that the indemnification provisions in this Section 7 will be the sole and exclusive remedy of any Indemnified Person with respect to the transactions contemplated by this Agreement except, in each case, for (a) the remedies of specific performance and injunctive or other equity relief to the extent expressly permitted elsewhere in this Agreement, or (b) Fraud.

7.11 Payment of Claims. Any payment by Seller to a Buyer Indemnified Party under this Section 7 shall be made in the following order: (a) first, through the cancellation of Preferred Stock at a price per share equal to One Hundred Dollars ($100); (b) second, as a reduction in the principal amount outstanding under the Note; and, (c) third, as a payment in immediately available funds by Seller to Buyer.

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SECTION 8

MISCELLANEOUS

8.1 Expenses. Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Contemplated Transaction. Seller shall also bear the costs and expenses incurred in connection with the transfer of the Assets to the Company. Seller shall be responsible for all federal and state income or similar taxes imposed on it as a result of the Contemplated Transaction hereby.

8.2 Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder after the Buyer has exercised this Agreement must be in writing and will be deemed duly given and received (i) if personally delivered, when so delivered, (ii) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if sent by electronic facsimile, once transmitted to the fax number specified below and the appropriate telephonic confirmation is received, provided that a copy of such notice, request, demand, claim or other communication is promptly thereafter sent in accordance with the provisions of clause (ii) or (v) hereof, (iv) if sent by Email, on the date sent if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (v) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the Business Day following being so sent:

(a) to Seller:

Upexi, Inc.

17129 US Hwy 19 N.

Clearwater, FL 33760

Attn: Andrew J. Norstrud, CFO

Email:

Direct Dial:

with a copy to:

Dickinson Wright PLLC

350 E. Las Olas Boulevard, Suite 1750

Ft. Lauderdale, FL 33301

Attn: Clint Gage, Esq.

Email:

Direct Dial:

(b) to Buyer:

Infused Confections LLC

210 Fentress Boulevard

Daytona Beach, FL 32114

Attn: Barrett Evans

Email:

Direct Dial:

with a copy to:

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Bloomios, Inc.

701 Anacapa Street – Suite C

Santa Barbara, CA 93101

Email:

Attention: Barrett Evans

and a copy to:

Lucosky Brookman LLC

101 S. Wood Avenue

Iselin, NJ 08830

Attn: Joseph Lucosky, Esq.

Email:

Direct Dial:

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including, without limitation, electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given or received unless and until it actually is received by the Party for which it is intended and the notifying Party can provide evidence of such actual receipt. Any Party may change its address for the receipt of notices, requests, demands, claims and other communications hereunder by giving the other Parties notice of such change in the manner herein set forth.

8.3 Waiver. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirement: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by another Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.4 Entire Agreement and Modification. This Agreement (including the Schedules and Exhibits hereto and the other agreements and instruments to be executed and delivered by the Parties pursuant to Section 2.4 hereto) constitutes the entire and final agreement among the Parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, commitments, communications and representations made among the Parties, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.

8.5 Assignments; Successors; No Third-Party Rights. No Party may assign any of its rights or delegate or cause to be assumed any of its obligations under this Agreement without the prior written consent of each other Party, except that Buyer may assign any of its rights hereunder to, and cause all of its obligations hereunder to be assumed by, any Related Person without the consent of the other Parties; provided, however, that in the event of such an assignment by Buyer, Buyer shall remain responsible for all of its obligations hereunder. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 8.5.

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8.6 Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, is held to be unenforceable or invalid by any Governmental Body or arbitrator or under any Legal Requirement, the Parties will negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose, intent and commercial effect of such provision and of this Agreement. In any event, the invalidity of any provision of this Agreement or portion of a provision will not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

8.7 Dates and Times. Dates and times set forth in this Agreement for the performance of the Parties’ respective obligations hereunder or for the exercise of their rights hereunder will be strictly construed, time being of the essence of this Agreement. All provisions in this Agreement which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by any Party of any action, covenant, agreement, obligation or notice hereunder will mean and refer to calendar days, unless otherwise expressly provided. Except as expressly provided herein, the time for performance of any obligation or taking any action under this Agreement will be deemed to expire at 5:00 p.m. (eastern time) on the last day of the applicable time period provided for herein. If the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by any Party, or for the occurrence of any event provided for herein, is a day other than a Business Day, then the date for such performance, delivery, completion, observance or occurrence will automatically be extended to the next Business Day following such date.

8.8 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

8.9 Dispute Resolution; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of the federal courts of the County of Clark located in the State of Nevada for the purposes of any action arising out of this Agreement or the subject matter hereof brought by any Party under this Agreement.

(b) To the extent permitted by applicable Law, each Party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any action under this Agreement, any claim (i) that it is not personally subject to the jurisdiction of the above named courts, (ii) that such action is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper, or (v) that this Agreement or the subject matter hereof may not be enforced in or by such courts.

The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BUYER TO ENTER INTO THIS AGREEMENT.

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8.10 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail in PDF format will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or by electronic mail in PDF format will be deemed to be their original signatures for all purposes.

8.11 Specific Performance. Each Party acknowledges and agrees that each Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that each Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which a Party may be entitled, at law or in equity. In particular, Seller acknowledges that money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date, intending to be legally bound.

SELLER:

UPEXI, INC.

By:
Name:	Allan Marshall
Title:	Chief Executive Officer

BUYER:

INFUSED CONFECTIONS LLC by BLOOMIOS, INC., its Manager

By:
Name:	Michael Hill
Title:	Chief Executive Officer

BLOOMIOS:

BLOOMIOS, INC.

By:
Name:	Michael Hill
Title:	Chief Executive Officer

[Signature Page to Infused Confections-Upexi Membership Interest Purchase Agreement]

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EXHIBIT A

Form of Convertible Secured Subordinated Promissory Note

[attached]

30

EXHIBIT B

Form of Security Agreement

[attached]

31

EXHIBIT C

Form of Transition Services Agreement

[attached]

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EXHIBIT D

Form of Registration Rights Agreement

[attached]

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SCHEDULE 1.1

Defined Terms

“Accounts Receivable” means (i) all trade and other accounts receivable and other rights to payment from past or present customers of Seller, and the full benefit of all security for such accounts or rights to payment, including all trade and other accounts receivable representing amounts receivable in respect of services rendered to customers of the Business, and (ii) any claim, remedy or other right related to any of the foregoing.

“Adverse Consequences” means all actions, suits, Proceedings, hearings, investigations, charges, complaints, claims, demands, diminutions in value, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement or claims, obligations, Taxes, Liens, losses, interest, expenses (including costs of investigation and defense), any other Liability and fees, including court costs and reasonable attorneys’ fees and expenses, whether or not involving a Third-Party Claim; provided, however, that “Adverse Consequences” shall not include punitive damages, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or diminution of value or any losses based on any type of multiple, except to the extent actually awarded by a Governmental Body or other third-party by order of a court of competent jurisdiction.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assets” has the meaning set forth in Recitals.

“Bloomios” has the meaning set forth in the preamble to this Agreement.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday or Sunday or any Legal Holiday or other day on which banks in Nevada are permitted or required by Legal Requirement to be closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer’s Contractual Obligations” has the meaning set forth in Section 7.9(b).

“Buyer Claims Period” has the meaning set forth in Section 7.4(a).

“Buyer Indemnified Persons” has the meaning set forth in Section 7.3(a).

“CBD” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in Section 2.2(c).

“Closing” and “Closing Date” has the meaning set forth in Section 2.3.

“Closing Cash Payment” has the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 2.2(c).

“Company” has the meaning set forth in the Recitals.

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“Company Claims Period” has the meanings set forth in Section 7.4(b).

“Company Interests” has the meaning set forth in the Recitals.

“Confidential Information” has the meaning set forth in Section 5.2(a).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Contract” means any agreement, contract, license, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Disclosure Schedule” has the meaning set forth in the introductory paragraph to Section 3.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Employee Benefit Plan” means all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any ERISA Affiliate, or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

“Equity Consideration” has the meaning set forth in Section 2.2(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Code Section 414.

“Financing SPA” has the meaning set forth in Section 2.2(a).

“Fraud” means Delaware common law fraud with a specific intent to deceive based on a representation or warranty of a Person contained in this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America, as determined by the Financial Accounting Standards Board from time to time, applied on a consistent basis as of the date of any application thereof.

“Government Approvals” means all the necessary Governmental Authorizations (defined below) from any Governmental Body (defined below) having jurisdiction over the Business, in order for the permits to be issued to the Buyer.

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“Governmental Authorization” means any zoning approvals, permits (including the permits), franchise rights, rights-of-way, consent, license, permission, registration, permit or other right or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement and all pending applications therefor or renewals thereof.

“Governmental Body” means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction, (ii) federal, state, county, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), (iv) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, (v) Indian tribal authority, (vi) multinational organization or body, or (vii) official of any of the foregoing.

“Indebtedness” means (a) any indebtedness (including all accrued interest) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to Seller is liable, contingently or otherwise, as obligor or otherwise, (d) any commitment by which Seller assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness guaranteed in any manner by Seller (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (f) any obligations under capitalized leases with respect to which Seller is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations Seller assures a creditor against loss, (g) any TRAC or synthetic leases; (h) any indebtedness secured by a Lien on the Assets, (i) any unsatisfied obligation for “withdrawal liability” to a “Multiemployer Plan” as such terms are defined under ERISA, (j) the deficit or negative balance, if any, in Seller’s checking account, and (k) any credit card debt.

“Indemnified Person” has the meaning set forth in Section 7.6(a).

“Indemnifying Person” has the meaning set forth in Section 7.5.

“Independent Accountant” means BDO USA LLP or in the event of a conflict with BDO USA LLP, another independent public accounting firm selected in Buyer’s reasonable discretion which has no prior relationship with either of Seller or Buyer.

“Insolvent” means being unable to pay debts as they mature, or as obligations become due and payable.

“Insolvency Laws” means any bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirement affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

“IRS” means the United States Internal Revenue Services and, to the extent relevant, the United States Department of the Treasury.

“Intellectual Property Assets” has the meaning set forth in Section 3.10.

“Knowledge” means when used to qualify a representation, warranty or other statement of a Party to this Agreement, the knowledge that management of the Party actually has with respect to the particular fact or matter that is the subject of such representation, warranty or other statement. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as an officer, partner, or manager of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter.

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“Legal Requirement” means any federal, state, local, municipal, foreign, international, and multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” means with respect to any Person (including any Party), any Indebtedness, liability, penalty, damage, loss, cost or expense, obligation, claim, deficiency, or guaranty of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including any liability for Taxes. More than one Liability shall be referred to as “Liabilities”.

“Lien” means with respect to any Person, any mortgage, right of way, easement, encroachment, any restriction on use, servitude, pledge, lien, charge, hypothecation, security interest, encumbrance, adverse right, interest or claim, community or other marital property interest, condition, equitable interest, encumbrance, license, covenant, title defect, option, or right of first refusal or offer or similar restriction, voting right, transfer, receipt of income or exercise of any other attribute of ownership, except for any liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established and accrued on the financial statements of such Person in accordance with GAAP.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the Business, Assets, condition (financial or otherwise), operating results, operations, or business of Seller, taken as a whole, including the ability for Seller to own, construct, operate and develop the Assets and the Business in Buyer’s sole discretion, the transfer or issuance to Seller, if applicable, of any permit, consent, Governmental Authorization, license or other permit or approval contemplated by this Agreement, or on the ability of Seller consummate timely the Contemplated Transactions except for any adverse change or event arising from or relating to (a) general economic conditions or conditions which generally affect the Business and the industry in which Seller competes and (b) public or industry knowledge of the Contemplated Transactions.

“Note” has the meaning set forth in Section 2.2(b).

“Objection Notice” has the meaning set forth in Schedule 2.2(e).

“Order” means any order, injunction, judgment, decree, ruling, and assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the ordinary course of business only if that action (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (ii) does not require authorization by the board of directors, owners, shareholders, interest holders, members or managers of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature, and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person).

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“Organizational Documents” means: (i) with respect to a corporation, the certificate or articles of incorporation and bylaws; (ii) with respect to any other Person, including without limitation, a limited liability company, any charter, certificate of formation, or similar document adopted or filed in connection with the creation, formation or organization of such Person; (iii) any operating agreement, limited liability company agreement, partnership agreement, shareholder agreement or similar agreement, and (iv) any amendment to any of the foregoing.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock holding company, a trust, a joint venture, an unincorporated organization, any other business entity, joint venture or other entity Governmental Body (or any department, agency, or political subdivision thereof).

“Preferred Stock” has the meaning set forth in Section 2.2(c).

“Private Financing Transaction” has the meaning set forth in Section 2.2(a).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, court, or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.2.

“Registration Rights Agreement” has the meaning set forth in Section 2.4(a)(viii).

“Related Person” means:

(i) with respect to a particular individual: (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (C) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii) with respect to a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; and (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

(iii) For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

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“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Review Period” has the meaning set forth in Schedule 2.2(e).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” has the meaning set forth in Section 2.2(b).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller’s Contractual Obligations” has the meaning set forth in Section 7.9(a).

“Senior Secured Debenture” has the meaning set forth in Section 2.2(a).

“Statement” has the meaning set forth in Schedule 2.2(e).

“Target Working Capital” has the meaning set forth in Section 2.2(d).

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Term” has the meaning set forth in Section 2.2(b).

“Third Party Claim” means any claim, issuance of any Order or the commencement of any Proceeding by any Person who is not a Party to this Agreement, including a Related Person of a Party, any domestic or foreign court, or Governmental Body.

“Transitions Services Agreement” means an agreement between Buyer and Seller providing for certain services to be performed following the Closing to assist in the transition of ownership and operation of the Company and the Business to Buyer.

“Working Capital Adjustment” has the meaning set forth in Section 2.2(d).

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SCHEDULE 1.2

List of Assets

to be

Transferred Prior to Closing

Equipment to be transferred to the Company by Seller prior to Closing:

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SCHEDULE 2.2(c)

Certificate of Designation

of

Preferred Stock

[attached]

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